SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 30, 2005
BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-23186 (Commission File Number)	62-1413174 (IRS Employer Identification #)
2190 Parkway Lake Drive, Birmingham, Alabama 35244
(Address of Principal Executive Office)
(205) 444-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
On November 30, 2005, BioCryst Pharmaceuticals, Inc. (the “Company”) announced that it entered into a Development and License Agreement dated as of November 29, 2005 (the “Roche Agreement”), with F.Hoffmann-La Roche Ltd and Hoffman-La Roche Inc. (collectively “Roche”). The Roche Agreement is a collaboration between the Company and Roche for development of the Company’s clinical compound BCX-4208 for transplantation and autoimmune diseases.
Under the Roche Agreement, Roche will obtain worldwide rights to make and sell BCX-4208 in the areas of autoimmune disease and transplant rejection. BCX-4208, a second generation transition-state analog inhibitor of the enzyme purine nucleoside phosphorylase (PNP), may have the potential to offer greater efficacy and activity in the treatment of autoimmune disease and transplant rejection than currently available therapies. The Company retains the right to co-promote BCX-4208 in the U.S. for several indications.
In exchange for the rights granted under the Roche Agreement, Roche will pay to the Company a $25 million up-front payment and a $5 million payment as reimbursement for supply of material during first 24 months of the collaboration. Future event payments, payable if and when specified events described in the Roche Agreement occur, could reach $530 million. The Company is also eligible to receive royalties commensurate with the value of the collaboration on product net sales from BCX-4208.
Under existing license agreements the Company is required to pay a percentage of the up-front payment, future event payments and royalties to third parties, as discussed further under Item 8.01 below.
For five years, Roche will have a right of first negotiation on certain other existing PNP inhibitors, referred to as back-up PNP inhibitors, in transplant rejection or autoimmune diseases. Any new PNP inhibitor discovered subsequent to the effective date of the Roche Agreement will be exempt from the terms of the Roche Agreement, and the Company will retain all rights to such compounds.
Item 8.01. Other Events and Regulation FD Disclosure.
On November 30, 2005, the Company and Roche issued a joint press release announcing the execution of the Roche Agreement. The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to Registrant’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at Registrant’s Internet address is not part of this Current Report on Form 8-K or any other report filed by Registrant with the Securities and Exchange Commission.
The Company originally obtained rights to the family of PNP inhibitor compounds which includes BCX-4208 under a License Agreement, dated as of June 27, 2000, as amended by a First Amendment Agreement dated as of July 26, 2002, and a Second Amendment Agreement dated as of April 15, 2005 (collectively, the “PNP License”), by and among Albert Einstein College of Medicine (“AECOM”), Industrial Research, Ltd. (“Industrial”) and the Company. Redacted copies of the original PNP License agreement and the first and second amendments thereto is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Under the PNP License, the Company is obligated to pay to AECOM and Industrial a percentage of the upfront payment, future event payments and royalties received by the Company under the Roche Agreement. From now until the first development event under the Roche Agreement, the Company expects to make payments under the PNP License of approximately $6.0 million related to BCX-4208.
The Company’s lead product candidate, Fodosine™, is also a PNP inhibitor and subject to the PNP License. The Company must make future periodic payments to AECOM and Industrial, along with event payments if and when Fodosine™ reaches specified events described in the PNP License.
Item 9.01. Exhibits.

Exhibit No.	Description
10.1	License Agreement dated as of June 27, 2000, by and among Albert Einstein College of Medicine, Industrial Research, Ltd. and BioCryst Pharmaceuticals, Inc., as amended by the First Amendment Agreement dated as of July 26, 2002 and the Second Amendment Agreement dated as of April 15, 2005. (Portions omitted pursuant to request for confidential treatment.)

99.1	Press release dated November 30, 2005 entitled “Roche and BioCryst Collaborate on Clinical Compound BCX-4208 for Transplantation and Autoimmune Diseases.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2005	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Michael A. Darwin

Michael A. Darwin Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	License Agreement dated as of June 27, 2000, by and among Albert Einstein College of Medicine, Industrial Research, Ltd. and BioCryst Pharmaceuticals, Inc., as amended by the First Amendment Agreement dated as of July 26, 2002 and the Second Amendment Agreement dated as of April 15, 2005. (Portions omitted pursuant to request for confidential treatment.)

99.1	Press release dated November 30, 2005 entitled “Roche and BioCryst Collaborate on Clinical Compound BCX-4208 for Transplantation and Autoimmune Diseases.”